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Exhibit 5.15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the headings "Auditors, Transfer Agent and Registrar" and "Experts" in Amendment No.1 to the Registration Statement (Form F-10/A) and related prospectus of Agnico-Eagle Mines Limited for the registration of its debt securities, common shares and warrants to purchase debt securities or common shares, and to the incorporation by reference therein of our report dated February 21, 2006, except for note 13, as to which the date is March 15, 2006, with respect to the consolidated financial statements of Agnico-Eagle Mines Limited incorporated by reference in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Toronto, Canada	/s/ Ernst & Young LLP
December 14, 2006	Chartered Accountants

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM